Exhibit 2

Support Agreement

This SUPPORT AGREEMENT (this “Agreement”) is entered into on April 22, 2022, by and between:

1)	Happy Starlight Limited, a company incorporated in the British Virgin Islands and controlled by Mr. Bing Zhang (the “Lead Investor”);

2)	Shah Capital Opportunity Fund LP, a limited partnership organized under the laws of Delaware (the “Shareholder”).

Each of the Lead Investor and the Shareholder is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	The Lead Investor intends to, through the Buyer Consortium (as defined below), acquire all of the issued and outstanding ordinary shares of Glory Star New Media Group Holdings Limited (the “Target”) not already owned by members of the Buyer Consortium, thereby privatizing the Target (the “Privatization”).

(B)	The Shareholder intends to join the buyer consortium led by the Lead Investor (the “Buyer Consortium”) to participate in the Privatization.

In consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	Exclusive Transaction and Voting Undertakings

1.1	Upon execution of this Agreement, the Shareholder undertakes that it will, on an exclusive basis, participate in the Privatization, and will not, and will cause its affiliates not to, discuss with any other person about any potential privatization of the Target or any other similar transaction, nor will it or any of its affilaites enter into or reach any agreement or arrangement with any other person in relation thereto.

1.2	The Shareholder undertakes to exercise, or cause to be exercised, all of the voting rights attached to the Covered Securities (as defined below) at the relevant general or special meeting of the shareholders of the Target, or in any other circumstance in which the voting, consent or other approval of all or some of the shareholders of the Target is sought, to vote in favour of the approval of the Privatization and the approval, adoption and authorization of the transaction documents related to the Privatization, and to vote against any competiting transaction or any other action, transaction, proposal or agreement that may or is intended to prevent, hinder or in any material aspect interfere with or postpone, the Privatization or adversely affect the performance by the Shareholder of its oblgiations under this Agreement.

1.3	The Shareholder shall immediately cease and shall cause its affiliates and the representatives of itself and its affiliates to immediately cease, any discussion or negotiation with any other person in connection with such other person’s acquisition of all or any portion of the shares or assets of the Target. From and after the date of this Agreement, the Shareholder shall promptly notify the Lead Investor of any approach by any person (other than the Lead Investor) to the Shareholder in relation to any potential acquisition of all or any portion of the shares or assets of the Target.

2.	Waiver of Appraisal Rights

The Shareholder irrevocably and unconditionally waives, and agrees to cause to be waived, to the extent permitted by applicable law, any dissenters’ rights, rights of appraisal and any other similar rights with respect to the Privatization that the Shareholder or any other person may have by virtue of, or with respect to, any of the Covered Securities.

3.	capital Contribution

3.1	The Lead Investor will form a newly established special purpose vehicle (the “Acquisition Vehicle”) for the purpose of effecting the Privatization. Upon completion of the Privatization, all members of the Buyer Consortium will collectively own 100% of the issued and outstanding share capital of the Target or the surviving company of the Privatization, either directly or indirectly through the Acquisition Vehicle (the Acquisition Vehicle or the surviving company in the Privatization (if the Acquisition Vehicle does not survive the relevant merger transaction that effects the Privatization) shall be referred to herein as the “HoldCo”).

3.2	The Shareholder shall contribute all of its Covered Securities (as defined below) to HoldCo in exchange for such number of shares of the HoldCo to be issued to the Shareholder immediately prior to completion of the Privatization, calculated proportionately based on (a) the deemed value of the Covered Securities (based on the per share cash consideration paid to shareholders of the Target not affiliated with members of the Buyer Consortium in the Privatization) bears to (b) the aggregate value contributed or deemed contributed by all members of the Buyer Consortium (whether in the form of cash or shares of the Target) to HoldCo.

4.	Privatization

4.1	The final terms and conditions of the Privatization, including the price per ordinary share of the Target to be paid by the Buyer Consortium (the “Target Purchase Price”) and the price per ordinary share of Acquisition Vehicle to be offered to the Shareholder and other shareholders of Target (the “Acquisition Vehicle Offer Price”), will be determined by the Lead Investor, and the Lead Investor will inform the Shareholder of the same promptly after such determination is made, but in any event at least 10 days prior to the completion of the Privatization.

4.2	The Shareholder agrees to contribute cash in the amount of US$1 million to the Acquisition Vehicle (the “Shareholder Privatization Purchase”) in exchange for such number of shares of Acquisition Vehicle to be issued to the Shareholder immediately prior to completion of the Privatization, calculated by dividing (a) the amount of the Shareholder Privatization Purchase by (b) the Acquisition Vehicle Offer Price. Notwithstanding the foregoing, the percentage of shares of HoldCo acquired by the Sharheolder for the Shareholder Privatization Purchase after completion of the Privatization shall reflect the amount of the Shareholder Privatization Purchase relative to the aggregate value contributed or deemed contributed by all members of the Buyer Consortium (whether in the form of cash or shares of the Target) to HoldCo.

4.3	The Lead Investor may, in its sole and absolute discretion, introduce any new member to join the Buyer Consortium at any time.

5.	Covered SECURITIES

5.1	The Shareholder undertakes that neither it nor any of its affiliates will acquire any additional equity securities of the Target, whether through open market purchase, off-market or private acquisition or otherwise, from and after the date hereof without prior written consent of the Lead Investor.

5.2	The Shareholder undertakes that it will not, and will procure that none of its affiliates will, directly or indirectly, transfer, pledge, exchange or otherwise dispose of any equity securities of the Target held by it (including the Existing Securities (as defined below) and any equity securities of the Target acquired by it or its affiliates after the date hereof (including any equity securities of the Target acquired by the Shareholder or its affiliate through any share dividend, distribution or other similar transaction), collectively, the “Covered Securities”) or any voting right or power or economic interest therein, or enter into any agreement to effect such transfer, pledge, exchange or disposal, in each case without the prior written consent of the Lead Investor.

5.3	This Agreement, as well as the obligations hereunder, shall also bind upon any person who obtains the legal or beneficial ownership of any Covered Securities, whether by operation of law or otherwise, including the Shareholder’s successors or permitted transferees.

6.	Representations and Warranties

The Shareholder represents and warrants to the Lead Investor as follows:

6.1	Capacity and Authorization

(a)	The Shareholder has full legal capacity, as well as all requisite powers and authorities, to enter into this Agreement, perform all its obligations hereunder, and to consummate the transaction contemplated hereby, and has obtained requisite authorization to execute and deliver this Agreement (if applicable).

(b)	Upon execution, the Agreement will become legally binding upon the Shareholder.

6.2	Ownership of Shares

(a)	As of the date of this Agreement, the Shareholder is the sole beneficial owner of 7,557,251 ordinary shares of the Target (the “Existing Securities”) and owns good and valid title to the Existing Securities. As of the date of this Agreement, other than the Existing Securities, the Shareholder does not hold, beneficially or legally, any ordinary shares, options, warrants or restricted shares of the Target, or any convertible notes or other securities that are convertible, exercisable or exchangeable into or for any ordinary shares of the Target.

(b)	As of the date of this Agreement and as of completion of the Privatization, (i) the Covered Securities are and will be free and clear of all encumbrances (other than those arising under this Agreement, the articles of association of the Target or any applicable securities laws), (ii) the Shareholder is, and will be, the sole legal and beneficial owner of the Covered Securities and (iii) the Shareholder has, and will have, the sole voting power, the sole power of disposition and the sole power to agree to all of the matters set forth in this Agreement with respect to the Covered Securities. The Shareholder has not executed any voting, support or other similar agreement that is inconsistent with this Agreement but remains valid, nor will it execute any such agreement prior to the completion of the Privatization.

7.	Shareholders Agreement

Upon completion of the Privatization, the Lead Investor, the Shareholder and the other members of the Buyer Consortium will enter into a shareholder’s agreement with respect to the HoldCo reflecting the key material terms (and only the key material terms) set forth in Schedule 1 hereto.

8.	Announcement and Confidentiality

8.1	Upon execution of this Agreement, the Shareholder may not, nor may it allow any of its affiliates or its or its affiliates’ representatives, to publish any announcement or make any other public statement with respect to this Agreement, the transactions contemplated hereby or any other matter in relation hereto without the prior written consent of the Lead Investor.

8.2	Upon execution of this Agreement, the Shareholder undertakes that it will, and will cause its affiliates and its and its affiliates’ representatives to, keep strictly confidential all the information received or obtained by it or them in connection with the execution or performance of this Agreement or the transactions contemplated hereby (the “Confidential Information”), and will not disclose any Confidential Information to any other person, or directly or indirectly allow any other person to use such Confidential Information, without the prior written consent of the Lead Investor; provided, that the Shareholder may share such Confidential Information with its counsel, accountant, and other professional advisors on a confidential and need-to-know basis solely for the purpose of assisting the Shareholder in the analysis and assessment of such Confidential Information in connection with the Privitization.

8.3	Notwithstanding the provisions of Clauses 8.1 and 8.2 above, the Shareholder and its affiliates may make certain disclosure in any of the following circumstances:

(a)	any disclosure required to be made by the Shareholder in accordance with applicable laws or requirements of any regulatory authority or stock exchange with competent jurisdiction; or

(b)	any disclosure required to be made by the Target in its filings with the U.S. Securities and Exchange Commission in connection with the Privatization in accordance with applicable laws, regulations, and rules of the stock exchange.

9.	Costs and Expenses

9.1	The Lead Investor shall have the sole and absolute discretion to designate and engage on behalf of the Buyer Consortium, any financial, legal, or other advisors in connection with the Privatization.

9.2	All reasonable and documented fees, costs and expenses (including all fees and disbursements charged by external advisors) incurred by the Lead Investor in connection with the Privatization will be (i) borne by the HoldCo, in the event the Privatization is consummated, or (ii) shared by the Shareholder in proportion to the aggregate ownership interest it expects to hold in the HoldCo as a result of its contribution of the Covered Securities and cash pursuant to Clauses 3.2 and 3.3, in the event that the Privatization fails to be consummated.

10.	Termination

This Agreement may be terminated by the Lead Investor unilaterally at any time.

11.	Specific Performance

The Shareholder hereby acknowledges that the obligations imposed on it under this Agreement are specific, unique and of special nature, and that if any term hereof fails to be performed in accordance with its specific provisions, or is otherwise violated, it will cause irreparable damages to the Lead Investor. In consideration of the foregoing,

(a)	the Lead Investor is entitled to one or more injunctions, specific performance and/or other equitable remedies to prevent the Shareholder from violating, or potentially violating, this Agreement; and

(b)	the Shareholder hereby waives the requirement for the posting of any bond or similar collaterals in connection with the above-mentioned remedies.

12.	Assignment

12.1	Each of the Lead Investor and/or the Shareholder may assign all or any part of its rights hereunder to any person controlling, controlled by, or under common control with, it.

12.2	Unless permitted under Section 12.1, neither Party may transfer or assign any rights or obligations hereunder without the prior written consent of the other Party.

13.	General

13.1	Any alteration, modification, or amendment of or to this Agreement may not be effective unless and until signed by the Parties in writing.

13.2	If any provision of this Agreement, or the application thereof in any circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the validity or enforceability of the application of such provision in any other circumstances, shall not be affected by such invalidity or unenforceability.

14.	Entire Agreement

14.1	This Agreement constitutes the sole and entire agreement between the Lead Investor or any of its affiliates, on the one hand, and the Shareholder or any of its affiliates, on the other hand, with respect to the subject matter contained herein, and supersedes all understandings and agreements, written or oral, with respect to such subject matter.

15.	Dispute Resolution

15.1	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the laws of the Cayman Islands: the Privatization, the rights provided in Section 238 of the Companies Law (2021 Revision) of the Cayman Islands, and internal corporate affairs of the Target.

15.2	Any dispute arising out of or in connection with this Agreement, including but not limited to the execution, binding effect, performance, interpretation, liability for breach, amendment, and termination of this Agreement, shall be submitted to Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the time. The place of arbitration shall be Hong Kong. The language of arbitration shall be English. The award of the arbitration tribunal shall be final and binding upon the Parties.

(Remainder of Page Intentionally Left Blank)

Signature Page

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Lead Investor：

Happy Starlight Limited

By:	/s/ Bing Zhang
Name:	Bing Zhang

Shareholder：

Shah Capital Opportunity Fund LP

By:	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah